For Immediate Release

ACCEPTANCE INSURANCE COMPANIES INC.
ANNOUNCES SECOND QUARTER 2001 RESULTS

        (Omaha, Nebraska—August 1, 2001).   Acceptance Insurance Companies Inc. (NYSE:AIF) today reported a net loss of $888,000, or $0.06 per share, for the second quarter of 2001. This brought the Company’s year-to-date net loss to $4.7 million or $0.33 per share. During the second quarter of 2000 the Company had a net loss of $520,000 or $0.04 per share, and for the first two quarters of 2000, Acceptance’s net loss was $2.4 million or $0.17 per share.

        Underwriting losses in the Company’s property and casualty business were $3.8 million during the second quarter of 2001. This compares with $4.7 million in property and casualty underwriting losses during the second quarter of 2000 and $8.0 million during the first quarter of 2001. Due to adverse development in prior years’ property and casualty claims, the Company increased its loss reserves for this business during the second quarter of 2001 by $300,000.

        During the second quarter of 2001 the Company also realized an underwriting loss of $169,000 in its crop insurance business as a result of continuing adjustment of its estimated crop underwriting results recorded as of December 31, 2000. The Company will include estimated results from its 2001 multiple peril crop insurance operations in its financial statements for the fourth quarter of this year. Those results are not reflected in the second quarter earnings released today.

        “Much of our attention during the second quarter focused on integrating our recently acquired crop insurance business,” said Acceptance CEO John E. Martin. “By the end of this week essentially all staff positions will have been announced. The focus of our new organizational structure is to provide long-term superior customer service with reduced operating costs and improved overall organizational performance.” Martin added, “Our priority right now is providing high quality service while completing a seamless transition throughout our Company.”

        Martin joined the Company in 1999, following a 15-year career leading the agricultural credit division for a commercial bank and 12 years as the chief operating officer for Farm Credit Banks in Omaha, Spokane, and Sacramento. Other Company division managers include:

        Charles (Duffy) Boyle, Chief Information Officer. Boyle joined the Company in April 2000, after serving as senior vice president and chief information officer for a life insurance company based in Omaha. He has also held management positions with First Data Resources of Omaha.

        Dennis G. Daggett, Chief Marketing Officer. Daggett most recently served as chief executive officer and president of IGF Holdings Company, where he has worked in various positions since 1984. Prior to joining IGF, Daggett was employed as a crop insurance specialist with the Federal Crop Insurance Corporation (FCIC).

        Mike Gottschalk, Chief Legal Officer. Gottschalk joined the Company as General Counsel in August 1998. Before joining the Company, he was in private practice and also worked as a partner in the Omaha-based law firm Kutak Rock.

        Dwayne Hallman, Chief Financial Officer. Hallman joined the Company in September 2000, as Chief Financial Officer. Prior to joining the Company, he was vice president-finance for a diversified property and casualty company. He has also held several positions with the accounting firm KPMG Peat Marwick.

        Mike Johnson, Chief Field Services Officer. Johnson joined the Company in 1978 as an adjuster. From 1978 through 1994, he has held several positions in the Company Claims Department before being named the Director of Claims in 1999.

        Jim Petersen, Chief Administrative Officer. Petersen previously served as Executive Vice President for IGF Holdings Company, where he has also worked with claims, agronomy services, policy processing and underwriting. Prior to joining IGF, he spent 18 years managing the crop program for a national insurer, where he led the marketing and claims functions.

        The Company will hold a conference call for interested parties to discuss its second quarter results at 10:30 a.m. (Central) Thursday, August 2, 2001. Interested parties may access the Company’s conference call at 212.748.2789 five minutes before the call to insure timely participation. PostView is available from 11:30 a.m. (Central) August 2 to 11:30 a.m. (Central) August 3. To access PostView, dial 800.633.8284 or 858.812.6440 and enter reservation number 19450369.

        Acceptance Insurance Companies Inc. is an insurance holding company providing agricultural risk management products and services throughout the United States. American Agrisurance, Acceptance’s wholly owned crop insurance marketing subsidiary, is a recognized leader in the crop insurance industry.

        This release includes forward-looking statements with respect to the Acceptance's expected future financial results. Such forward-looking statements are subject to inherent risks and uncertainties that may cause actual results to differ materially from those contemplated by such forward-looking statements, including factors noted in Acceptance’s Form 10K for the year ended December 31, 2000 and Form Q for the quarter ended March 31, 2001, which are incorporated herein by reference.

Contacts:

John E. Martin	Dwayne Hallman
President and Chief Executive Officer	Chief Financial Officer
Acceptance Insurance Companies Inc.	Acceptance Insurance Companies Inc.
800.228.7217	800.228.7217

ACCEPTANCE INSURANCE COMPANIES INC.
Three Months and Six Months Ended June 30, 2001 and 2000
(in thousands except per share data)

	Three Months		Six Months
	2001	2000	2001	2000

Net premiums written	$ 3,257	$ 25,125	$ 6,319	$ 63,907
	==============	===============	==============	==============

Revenues:
Insurance premiums earned	$ 14,982	$ 41,912	$ 27,778	$ 94,308
Net investment income	4,868	6,056	10,015	11,474
Net realized capital gains	323	101	448	1,666
	______________	______________	______________	______________
	20,173	48,069	38,241	107,448
	______________	______________	______________	______________
Costs and expenses:
Insurance losses and loss adjustment expenses	17,346	34,943	32,610	74,656
Insurance underwriting expenses	1,645	11,529	7,961	31,828
General and administrative expenses	263	671	486	1,160
	______________	______________	______________	______________
	19,254	47,143	41,057	107,644
	______________	______________	______________	______________
Operating profit (loss)	919	926	(2,816)	(196)
	______________	______________	______________	______________

Interest expense	(2,170)	(2,168)	(4,339)	(4,336)
	______________	______________	______________	______________

Loss before income taxes	(1,251)	(1,242)	(7,155)	(4,532)

Income tax benefit	(363)	(722)	(2,448)	(2,122)
	______________	______________	______________	______________

Net loss	$ (888)	$ (520)	$ (4,707)	$ (2,410)
	==============	==============	==============	==============

Net loss per share:
Basic	$ (0.06)	$ (0.04)	$ (0.33)	$ (0.17)
	==============	==============	==============	==============
Diluted	$ (0.06)	$ (0.04)	$ (0.33)	$ (0.17)
	==============	==============	==============	==============

Shares:
Basic	14,347	14,300	14,333	14,292
	==============	==============	==============	==============
Diluted	14,347	14,300	14,333	14,292
	==============	==============	==============	==============

Ratios - GAAP:
Loss	115.8%	83.4%	117.4%	79.2%
Expense	11.0%	27.5%	28.7%	33.7%
	______________	______________	______________	______________
Combined	126.8%	110.9%	146.1%	112.9%
	==============	==============	==============	==============

		June 30,		June 30,
		2001		2000
Total investments		$ 310,885		$ 386,352
Net reserves for losses and loss adjustment expenses		204,059		260,038
Total equity		158,024		180,427
Book value per share		$ 10.97		$ 12.61